Exhibit 99.1

EPL Announces Second Quarter 2008 Results

Company Reports Record Revenue

NEW ORLEANS--(BUSINESS WIRE)--Energy Partners, Ltd. (“EPL” or the “Company”) (NYSE:EPL) today reported financial and operational results for the second quarter of 2008.

Financial Results

The Company reported net income of $4.0 million, or $0.12 per diluted share, for the second quarter of 2008 compared to a net loss of $6.3 million, or $0.18 per diluted share, for the second quarter of 2007. Results for the second quarter of 2008 included a pre-tax loss on derivative instruments of $36.5 million, of which $25.9 million was a pre-tax non-cash unrealized loss. Excluding the after-tax impact of the non-cash unrealized loss on derivative instruments, EPL’s adjusted second quarter 2008 net income, a non-GAAP measure, would have been $20.3 million or $0.63 per diluted share (see reconciliation of adjusted non-GAAP net income in the tables).

Revenue for the second quarter of 2008 rose to $125.7 million, representing a new record high for the Company. This was an increase over the prior record revenue of $121.7 million set in the second quarter of 2007. Discretionary cash flow, which is cash flow from operating activities before changes in working capital and exploration expenses, was $73.6 million, compared with $70.5 million in the second quarter of last year (see reconciliation of discretionary cash flow schedule in the tables). Cash flow from operating activities in the second quarter of 2008 was $57.0 million compared with $53.5 million in the same quarter a year ago. EPL benefited from strong commodity prices during the second quarter of 2008, as well as low dryhole expenses.

Production for the second quarter of 2008 averaged 15,789 barrels of oil equivalent (“Boe”) per day. Natural gas production averaged 56.5 million cubic feet (“Mmcf”) per day and oil production averaged 6,370 barrels of oil per day. Production volumes were within the guidance range provided by EPL for the second quarter without the benefit of production commencing from Raton, the Company’s deepwater Gulf of Mexico (“GOM”) gas discovery well. Raton, located in Mississippi Canyon (“MC”) 248 and operated by Noble Energy (“Noble”, NYSE:NBL), was most recently anticipated to begin production late in the second quarter, but is currently expected to be brought on line in late 2008 or early 2009. Second quarter 2007 production volumes of 26,093 Boe per day were higher than second quarter 2008. This was due to natural production declines year over year and the sale of substantially all of the Company’s onshore south Louisiana properties in June of 2007.

Price realizations, all of which are stated before the impact of derivative instruments, averaged $116.52 per barrel for oil and $11.30 per thousand cubic feet (“Mcf”) of natural gas in the second quarter of 2008, compared to $59.89 per barrel and $7.76 per Mcf in the second quarter of 2007.

For the six months ended June 30, 2008, the Company reported net income of $6.3 million, or $0.20 per diluted share. This compares to a net loss of $2.6 million, or $0.07 per diluted share in the same period of 2007. Discretionary cash flow for the first two quarters of 2008 totaled $129.1 million compared to $141.7 million in the same period a year ago (see reconciliation of discretionary cash flow in table). Cash flow from operating activities in the first six months of 2008 was $119.4 million compared to $167.3 million in the same period of 2007.

For the first six months of 2008, the Company said capital expenditures for exploration and development activities totaled $122.9 million. The Company’s current 2008 capital budget for exploration and development activities is $200 million, which is intended to be funded from internally generated cash flow.

As of June 30, 2008, the Company had cash on hand of $8.6 million and total debt of $484.5 million. The Company also had $120.0 million of remaining capacity available under its bank facility.

2008 Operations

EPL has drilled eight successful wells of ten wells drilled to date in 2008 on the GOM Shelf (“Shelf”), all within its core areas of South Timbalier and East Bay. This includes three wells in Bay Marchand, two in South Timbalier 26 and three in East Bay. For the remainder of this year, the Company plans to continue executing additional development drillwells in its core areas, and plans to resume exploration drilling late in the third or early in the fourth quarter of this year.

The Company currently has two drillwells underway on the Shelf, one in South Timbalier 26 and one in East Bay. The well in South Timbalier 26, the F-32, has already successfully drilled through its development objectives and has an exploratory tail underway with two target sands. For the remainder of this year, the Company expects its East Bay development program to continue with up to four more drilling and rig workover operations planned. Since the rig arrived in the field in March, the East Bay development program has experienced better than expected results with three of the sidetrack wells logging over 100 feet of net pay each and with 1,900 net Boe per day added to the field’s total daily production rate. In addition, the Company is currently participating in an appraisal sidetrack of the MC 292 #5 Raton South well in the deepwater GOM (“deepwater”). The MC 292 #5st, operated by Noble, is being sidetracked to appraise the extent of apparent oil pay found in the original well. EPL has a 20% working interest in this well.

The Company has two projects from prior years’ discoveries scheduled to commence production in 2008, including the deepwater Raton gas well in MC 248 and one Shelf well. The Raton well, a deepwater gas discovery that at the beginning of this year was projected to already be on line, is currently anticipated to commence production possibly late fourth quarter of this year or first quarter of next year due to control umbilical issues. EPL has a 33% non-operated working interest in this well. On the Shelf, the Company anticipates the start of production in the third quarter from the South Marsh Island 79 #E-1 well, a 100% EPL owned gas discovery awaiting completion.

The Company also announced today it has been awarded all of the eight leases on which it was high bidder in the Central Gulf of Mexico Lease Sale 206 held in March 2008. Of the eight awards, seven are located on the Shelf in the Company’s core focus area, including three South Timbalier, two West Delta and two Grand Isle blocks. One additional award is located in the deepwater GOM in Mississippi Canyon. EPL’s share of the bonuses for the eight awarded leases totals $4.3 million.

Richard A. Bachmann, EPL’s Chairman and CEO, commented, “We have intentionally undergone an introspective period in the first half of 2008, focusing solely on executing the operational strategy we put in place earlier this year. I am extremely pleased with the progress our staff has made towards meeting our goals this year, which include stabilizing production, improving our exploration results and controlling our costs. We have stabilized production, and more importantly, we were able to meet our production goals in both the first and second quarters, despite not yet having contribution from our deepwater Raton well. Our drillwell performance, currently at an eighty percent success rate, is back in line with our historical success rate of seventy five percent, with our development drillwell program yielding better than expected results from our oil opportunities exploited in East Bay and from several projects in South Timbalier 26. I am also pleased to see our overall costs for the first half of the year are down significantly, and we are on track to meet our goal of reducing our costs year over year by approximately $20 million.”

Bachmann continued, “When we started the year, we endeavored to take a hard look at our exploratory drilling program, and, in particular, its risk profile in an effort to improve the program’s results. Among other initiatives, we are limiting our dryhole exposure per well in our exploration program, with the intended results of fostering increased partnerships and prospect validation, as well as diversification of the program for the year. Additionally, we have put in place an overall investment approach that takes our capital expenditure program going forward and splits it, ideally equally, into three investment arms - exploitation, exploration, and acquisitions - to limit the dependency on any one investment program to meet our desired goals. On this morning’s call we will provide a look at our plans for the second half of this year, including some of the exploitation and exploratory opportunities we are looking to commence in the next two quarters.”

Conference Call Information

EPL has scheduled a conference call for today, August 5, 2008 at 9:00 A.M. central time to review second quarter and first half 2008 results. On the call, management will discuss operational and financial results, as well as provide third quarter and full year guidance. To participate in the EPL conference call, callers in the United States and Canada can dial (877) 612-5303 and international callers can dial (706) 634-0487. The Conference I.D. for callers is 57403839.

The call will be available for replay beginning two hours after the call is completed through midnight of August 11, 2008. For callers in the United States and Canada, the toll-free number for the replay is (800) 642-1687. For international callers the number is (706) 645-9291. The Conference I.D. for all callers to access the replay is 57403839.

The conference call will be webcast live as well as for on-demand listening at the Company’s web site, www.eplweb.com. Listeners may access the call through the “Conference Calls” link in the Investor Relations section of the site. The call will also be available through the CCBN Investor Network.

Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana. The Company’s operations are focused along the U. S. Gulf Coast, both onshore in south Louisiana and offshore in the Gulf of Mexico.

Forward-Looking Statements

This press release may contain forward-looking information and statements regarding EPL. Any statements included in this press release that address activities, events or developments that EPL expects, believes or anticipates will or may occur in the future are forward-looking statements. These include statements regarding:

  reserve and production estimates;
  oil and natural gas prices;
  the impact of derivative positions;
  production expense estimates;
  cash flow estimates;
  future financial performance;
  planned capital expenditures; and
  other matters that are discussed in EPL’s filings with the Securities and Exchange Commission.

These statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to EPL’s filings with the SEC, including Form 10-K for the year ended December 31, 2007 and Form 10-Q as of June 30, 2008 to be filed shortly, for a discussion of these risks.

Additional Information and Where to Find It. Security holders may obtain information regarding the Company from EPL’s website at www.eplweb.com, from the Securities and Exchange Commission’s website at www.sec.gov, or by directing a request to: Energy Partners, Ltd. 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170, Attn: Secretary, (504) 569-1875.

ENERGY PARTNERS, LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues:
Oil and natural gas	$125,642	$121,584	$223,097	$229,986
Other	46	82	87	143
	125,688	121,666	223,184	230,129

Costs and expenses:
Lease operating	14,662	17,437	28,876	34,186
Transportation expense	260	606	666	1,065
Exploration expenditures, dry hole costs and impairments	5,271	37,375	28,480	59,176
Depreciation, depletion and amortization	33,244	44,053	62,054	91,973
Accretion expense	1,087	1,103	2,143	2,203
General and administrative	13,485	13,507	22,852	35,902
Taxes, other than on earnings	3,315	2,199	5,694	5,069
Gain on insurance recoveries	-	-	-	(8,084)
(Gain) loss on sale of assets	80	(7,020)	(6,594)	(7,020)
Other	62	(8)	1,158	(8)
Total costs and expenses	71,466	109,252	145,329	214,462

Business interruption recovery	-	-	-	9,084
Income from operations	54,222	12,414	77,855	24,751

Other income (expense):
Interest income	66	390	367	570
Interest expense	(11,439)	(13,629)	(23,351)	(20,386)
Gain (loss) on derivative instruments	(36,483)	1,907	(44,809)	1,907
Loss on early extinguishment of debt	-	(10,838)	-	(10,838)
	(47,856)	(22,170)	(67,793)	(28,747)

Income (loss) before income taxes	6,366	(9,756)	10,062	(3,996)
Income taxes	(2,370)	3,486	(3,751)	1,422

Net income (loss)	$3,996	$(6,270)	$6,311	$(2,574)

Basic earnings (loss) per share	$0.13	$(0.18)	$0.20	$(0.07)

Diluted earnings (loss) per share	$0.12	$(0.18)	$0.20	$(0.07)

Weighted average common shares used in computing earnings (loss) per share:

Basic	31,950	34,581	31,861	37,364
Incremental common shares	191	-	7	-
Diluted	32,141	34,581	31,868	37,364

Net income (loss), as reported	$3,996	$(6,270)	$6,311	$(2,574)
Add back:
Impact of unrealized (gain) loss due to the change in fair market value of derivative contracts
	25,907	(1,907)	29,004	(1,907)

Deduct:
Impact of income taxes on change in fair market value of derivatives at the applicable income tax rate for the period
	(9,586)	687	(10,731)	687

Adjusted Non-GAAP net income (loss)	$20,317	$(7,490)	$24,584	$(3,794)

The table above reconciles net income (loss) as reported to an adjusted non-GAAP amount and is provided as supplemental information, and should not be relied upon as alternative measures to GAAP.  The Company's management utilizes both the GAAP and the non-GAAP results, calculated above, to evaluate the Company's performance and believes that comparative analysis of results can be enhanced by excluding the impact of certain items.  Management believes in certain cases, the Company's GAAP results are not indicative of the Company's operating performance for the applicable period, nor should they be considered in developing trend analysis for future periods. Specifically, the Company believes that it is useful to provide investors with information regarding the impact of the unrealized gains and losses due to the change in fair market value of derivative contracts because the unrealized gains or losses relate to derivative instruments that hedge our production in future months. The gain or loss that is associated with derivative instruments that hedge current production is recognized in net income and is not eliminated in determining adjusted net income (loss). The adjustment better matches derivative gains or losses with the period when the underlying hedged production occurs.

ENERGY PARTNERS, LTD.
CONSOLIDATED STATEMENTS OF NET CASH PROVIDED BY
OPERATING ACTIVITIES
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Cash flows from operating activities:
Net income	$3,996	$(6,270)	$6,311	$(2,574)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:

Depreciation, depletion and amortization	33,244	44,052	62,054	91,973
Accretion	1,087	1,103	2,143	2,203
Unrealized (gain) loss on derivative contracts	25,908	(1,907)	29,004	(1,907)
Non-cash compensation	1,336	2,465	2,802	4,604
Non-cash loss on early extinguishment of debt	-	3,398	-	3,398
Deferred income taxes	2,037	(3,486)	3,101	(1,423)
Gain on sale of oil and natural gas assets	63	(7,020)	(6,611)	(7,020)
Exploration expenditures	2,117	35,125	23,749	51,788
Amortization of deferred financing costs	431	331	838	565
Gain on insurance recoveries	-	-	-	(8,084)
Other	263	451	937	830
Changes in operating assets and liabilities:
Trade accounts receivable	(15,617)	(488)	(6,889)	7,877
Other receivables	-	340	-	56,346
Prepaid expenses	1,076	(113)	755	(4,772)
Other assets	1,215	(1,563)	886	(1,715)
Accounts payable and accrued expenses	1,405	(12,678)	4,485	(24,521)
Other liabilities	(1,559)	(226)	(4,142)	(264)

Net cash provided by operating activities	$57,002	$53,514	$119,423	$167,304

Reconciliation of discretionary cash flow:
Net cash provided by operating activities	57,002	53,514	119,423	167,304
Changes in working capital	13,480	14,728	4,905	(32,951)
Non-cash exploration expenditures	(2,117)	(35,125)	(23,749)	(51,788)
Total exploration expenditures	5,271	37,375	28,480	59,176
Discretionary cash flow	$73,636	$70,492	$129,059	$141,741

The table above reconciles discretionary cash flow to net cash provided by operating activities. Discretionary cash flow is defined as cash flow from operations before changes in working capital and exploration expenditures. Discretionary cash flow is widely accepted as a financial indicator of an oil and natural gas company's ability to generate cash which is used to internally fund exploration and development activities, pay dividends and service debt. Discretionary cash flow is presented based on management's belief that this non-GAAP financial measure is useful information to investors because it is widely used by professional research anaylsts in the valuation, comparison, rating and investment recommendations of companies within the oil and natural gas exploration and production industry. Many investors use the published research of these analysts in making their investment decisions. Discretionary cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating activities, as defined by GAAP, or as a measure of liquidity, or an alternative to net income. Investors should be cautioned that discretionary cash flow as reported by the Company may not be comparable in all instances to discretionary cash flow as reported by other companies.

ENERGY PARTNERS, LTD.
SELECTED PRODUCTION, PRICING AND OPERATIONAL STATISTICS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

PRODUCTION AND PRICING
Net Production (per day):
Oil (Bbls)	6,370	9,085	6,401	9,164
Natural gas (Mcf)	56,516	102,047	56,359	101,242
Total (Boe)	15,789	26,093	15,794	26,038
Average Sales Prices:
Oil (per Bbl)	$116.52	$59.89	$104.82	$56.59
Natural gas (per Mcf)	11.30	7.76	9.84	7.43
Average (per Boe)	87.45	51.20	77.61	48.80
Oil and Natural Gas Revenues (in thousands):
Oil	$67,543	$49,513	$122,117	$93,861
Natural gas	58,099	72,071	100,980	136,125
Total	125,642	121,584	223,097	229,986

Impact of Derivatives(1):
Oil (per Bbl)
Unrealized	$42.16	$-	$22.02	$-
Realized	17.93	-	13.41	-
Total	60.09	-	35.43	-

Natural gas (per Mcf)
Unrealized	$0.29	$0.21	$0.33	$0.10
Realized	0.03	-	0.02	-
Total	0.32	0.21	0.35	0.10

OPERATIONAL STATISTICS
Average Costs (per Boe):
Lease operating expense	$10.20	$7.34	$10.04	$7.25
Depreciation, depletion and amortization	23.14	18.55	21.59	19.52
Accretion expense	0.76	0.46	0.75	0.47
Taxes, other than on earnings	2.31	0.93	1.98	1.08
General and administrative	9.39	5.69	7.95	7.62

(1) The derivative amounts are included in Other income (expense) in the consolidated statements of operations and represent the current fair value of future settlements.

ENERGY PARTNERS, LTD.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	June 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,619	$8,864
Trade accounts receivable	53,122	47,081
Deferred tax asset	16,017	3,865
Prepaid expenses	5,943	6,698
Total current assets	83,701	66,508

Property and equipment, at cost under the successful efforts method of accounting for oil and natural gas properties
	1,637,101	1,547,003
Less accumulated depreciation, depletion and amortization	(885,934)	(824,397)
Net property and equipment	751,167	722,606

Other assets	14,670	15,556
Deferred financing costs -- net of accumulated amortization	9,503	10,186
	$859,041	$814,856

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$22,789	$14,369
Accrued expenses	86,234	104,555
Fair value of commodity derivative instruments	42,730	9,124
Total current liabilities	151,753	128,048

Long-term debt	484,501	484,501
Deferred income taxes	36,134	20,880
Asset retirement obligation	73,006	73,350
Fair value of commodity derivative instruments	-	4,602
Other	1,428	1,505
	746,822	712,886

Stockholders’ equity:
Preferred stock, $1 par value. Authorized 1,700,000 shares; no shares issued and outstanding
	-	-
Common stock, par value $0.01 per share. Authorized 100,000,000 shares; issued: 2008 - 44,268,718 shares; 2007 - 43,980,644 shares; outstanding, net of treasury shares: 2008 - 32,028,732 shares; 2007 - 31,740,658 shares

	443	441
Additional paid-in capital	378,810	374,874
Accumulated deficit	(8,678)	(14,989)
Treasury stock, at cost. 2008 -- 12,239,986 shares; 2007 -- 12,239,986 shares	(258,356)	(258,356)
Total stockholders’ equity	112,219	101,970
Commitments and contingencies
	$859,041	$814,856

CONTACT:
Energy Partners, Ltd.
T.J. Thom, 504-799-4830
or
Al Petrie, 504-799-1953